Hudson Pacific Properties, Inc. Announces Fourth Quarter 2012 Financial Results

Los Angeles, CA, March 6, 2013 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the fourth quarter and full year ended December 31, 2012.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended December 31, 2012 totaled $11.6 million, or $0.23 per diluted share, compared to FFO (excluding specified items) of $9.2 million, or $0.25 per share, a year ago. The specified items for the fourth quarter of 2012 consisted of expenses associated with the acquisition of The Pinnacle office property in Burbank, California of $0.2 million, or $0.00 per diluted share. Specified items for the fourth quarter of 2011 consisted of expenses associated with the acquisitions of 6922 Hollywood Boulevard in Los Angeles, of $0.9 million, or $0.03 per diluted share. FFO including the specified items totaled $11.4 million, or $0.23 per diluted share, for the three months ended December 31, 2012, compared to $8.3 million, or $0.23 per share, a year ago.

The Company reported a net loss attributable to common shareholders of $5.9 million, or $(0.13) per diluted share, for the three months ended December 31, 2012, compared to net loss attributable to common shareholders of $3.2 million, or $(0.10) per diluted share, for the three months ended December 31, 2011.

“We concluded 2012 with a very strong fourth quarter that included a significant acquisition and substantial leasing activity, particularly at our San Francisco properties,” said Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “During the quarter, we announced the formation of a joint venture to acquire The Pinnacle, a two-building, 625,640 square foot, Class-A property located in the heart of the Burbank Media District. This property is extremely complimentary to our portfolio and will provide our Company with an immediate foothold in one of the top media and entertainment markets in the country. We also enjoyed unprecedented leasing activity throughout the fourth quarter with the execution of 705,905 square feet of new and renewal leases in the quarter, including a 246,078 square foot lease with Square, Inc. at our 1455 Market Street property (which has since expanded to 327,432, as described more fully below), a 235,733 square foot lease with salesforce.com at our Rincon Center property, a 54,763 square foot lease with GitHub for our entire 275 Brannan Street property, and a 17,521 square foot lease with Hotel Tonight, Inc. at our 901 Market Street property.”

Fourth Quarter Highlights

•	FFO (excluding specified items) of $11.6 million, or $0.23 per diluted share, compared to $9.2 million, or $0.25 per share, a year ago;

•
Entered into a joint venture to acquire The Pinnacle, a two-building (Pinnacle I and Pinnacle II), 625,640 square foot, Class-A property located in Burbank, California. The acquisition of Pinnacle I closed on November 8, 2012 for a purchase price of $212.5 million. The acquisition of Pinnacle II is expected to close later this month;

•	Completed new and renewal leases totaling 705,905 square feet;

•	Stabilized office portfolio leased rate of 93.5% at December 31, 2012;

•	Obtained a loan for our 275 Brannan Street property with the ability to draw up to $15.0 million to fund costs associated with the renovation and lease-up of this property;

•
Obtained a loan for our 901 Market Street property, $49.6 million which was funded at closing, with an additional $11.9 million available to fund costs associated with the renovation and lease-up of this property;

•	Obtained a $129.0 million loan for Pinnacle I to finance a portion of the purchase price;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended December 31, 2012

Total revenue during the quarter increased 22.1% to $45.2 million from $37.1 million for the same quarter a year ago. The increase in total revenue was primarily attributable to a $5.3 million increase in rental revenue to $31.7 million, a $1.4 million increase in other property-related revenue to $3.9 million, a $1.0 million increase in parking and other revenue to $2.9 million, and a $0.5 million increase in tenant recoveries to $6.7 million. The increase in rental revenue, parking and other revenue, and tenant recoveries largely reflects the acquisition of office properties during second and third quarters of 2012, a full quarter of operating results from the 6922 Hollywood Boulevard office property acquired on November 22, 2011 and partial quarter impact of the Pinnacle I acquisition on November 8, 2012, though higher rents and occupancy at the Company’s media and entertainment properties also contributed to the higher rental revenue. The increase in other property-related revenue reflects stronger production activity associated with higher occupancy at the Company’s media and entertainment properties.

Total operating expenses increased 29.8% to $43.0 million from $33.1 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $6.0 million increase in depreciation and amortization to $17.6 million and a $3.3 million increase in office operating expenses to $15.4 million, in both cases primarily attributable to the acquisition of office properties during second and third quarters of 2012, the full quarter impact of the 6922 Hollywood Boulevard office property acquired on November 22, 2011 and partial quarter impact of the Pinnacle I acquisition on November 8, 2012, and a $1.0 million increase in media and entertainment operating expenses to $6.3 million, resulting from higher production activity and occupancy at the Company’s media and entertainment properties compared to the same quarter a year ago, all partially offset by a $0.3 million decrease in general and administrative expenses to $3.7 million.

As a result, income from operations decreased 43.3% to $2.2 million for the fourth quarter of 2012, compared to income from operations of $3.9 million for the same quarter a year ago.

Interest expense during the fourth quarter increased 20.3% to $5.1 million, compared to interest expense of $4.2 million for the same quarter a year ago. At December 31, 2012, the Company had $582.1 million of notes payable, compared to $359.5 million as of September 30, 2012 and $399.9 million at December 31, 2011.

Segment Operating Results For The Three Months Ended December 31, 2012

Office Properties

Total revenue at the Company’s office properties increased 19.6% to $34.5 million from $28.8 million for the same quarter a year ago. The increase was primarily the result of a $4.4 million increase in rental revenue to $25.4 million, a $1.1 million increase in parking and other revenue to $2.8 million, and a $0.2 million increase in tenant recoveries largely reflects the acquisition of office properties during second and third quarters of 2012, a full quarter of operating results from the 6922 Hollywood Boulevard office property acquired on November 22, 2011 and partial quarter impact of the Pinnacle I acquisition on November 8, 2012.

Office property operating expenses increased 26.8% to $15.4 million from $12.1 million for the same quarter a year ago. The increase largely reflects the acquisition of office properties during second and third quarters of 2012, a full quarter of operating results from the 6922 Hollywood Boulevard office property acquired on November 22, 2011 and partial quarter impact of the Pinnacle I acquisition on November 8, 2012.

At December 31, 2012, the Company’s stabilized office portfolio was 93.5% leased. During the quarter, the Company executed 17 new and renewal leases totaling 705,905 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 30.7% to $10.8 million from $8.3 million for the same quarter a year ago. The increase was primarily the result of a $1.4 million increase in other property-related revenue to $3.9 million and a $0.9 million increase in rental revenue to $6.3 million, resulting from higher production activity and higher rents and occupancy at the Company’s media and entertainment properties compared to the same quarter a year ago.

Total media and entertainment operating expenses increased 18.1% to $6.3 million from $5.4 million for the same quarter a year ago, primarily resulting from higher production activity and occupancy at the Company’s media and entertainment properties compared to the same quarter a year ago.

As of December 31, 2012, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 73.7% from 70.1% for the trailing 12-month period ended December 31, 2011.

Combined Operating Results For The Full Year Ended December 31, 2012

For the first twelve months of 2012, total revenue was $166.2 million, an increase of 16.9% from $142.2 million in the same period the prior year. Total operating expenses were $151.4 million, an increase of 21.3% from $124.9 million in the same period a year ago. As a result, income from operations was $14.7 million, compared to income from operations of $17.3 million for the same period a year ago. The Company had $1.1 million of acquisition-related expense during the year of 2012, compared to acquisition-related expense of $1.7 million for the same period a year ago. Interest expense during the year of 2012 increased 9.1% to $19.1 million from $17.5 million in the same period of 2011.

Balance Sheet

At December 31, 2012, the Company had total assets of $1.6 billion, including unrestricted cash and cash equivalents of $18.9 million. At December 31, 2012, the Company had total capacity of approximately $204.1 million on its $250.0 million unsecured credit facility, of which $55.0 million had been drawn. Following the end of the fourth quarter, the Company used proceeds from the common stock offering described below to fully repay the outstanding balance under its unsecured revolving credit facility, as a result of which nothing is currently drawn under that facility.

Acquisitions

On November 8, 2012, a wholly-owned subsidiary of the Company, Hudson JW, LLC, a Delaware limited liability company (“HJW”), entered into a joint venture, P1 Hudson MC Partners, LLC, a Delaware limited liability company (the “Pinnacle JV”), with Media Center Partners, LLC, a California limited liability company (“MCP”), to acquire The Pinnacle, a two-building (Pinnacle I and Pinnacle II), 625,640 square foot, office property located in Burbank, California. Pinnacle I is a 393,776 square foot building that, immediately prior to the transactions described below, was held by a joint venture between MCP and an unrelated entity (the “Prior P1 Majority Owner”), in which MCP held approximately 5% of the ownership interests. Pinnacle II is a 231,864 square foot building owned by an affiliate of MCP, Media Center Development, LLC, a Delaware limited liability company (“MCD”). The Pinnacle I building was purchased by the Pinnacle JV for a total gross purchase price of $212.5 million (before closing costs and prorations). In order to effectuate that purchase, HJW contributed approximately $83.0 million to the Pinnacle JV and the Pinnacle JV obtained a $129.0 million ten-year project loan.

MCD is expected to contribute the Pinnacle II to the Pinnacle JV building upon the satisfaction of certain closing conditions, including lender approval of the assumption of an existing $89.2 million project loan. While no assurances can be made with respect to the timing or success of satisfying the conditions to the contribution of Pinnacle II to the Pinnacle JV, the Company anticipates the satisfaction of those conditions to be completed by the end of the first quarter of 2013. Other than for purposes of funding closing costs and prorations, HJW will not be required to make a capital contribution in connection with the contribution of the Pinnacle II building to the Pinnacle JV, but HJW’s ownership interest in the Pinnacle JV will be adjusted to reflect the contribution by MCD of Pinnacle II such that upon its contribution the combined ownership interest of MCP and MCD in Pinnacle JV shall become approximately 35%, with the remaining approximately 65% owned by HJW. Upon completion of the transaction, the joint venture will own both buildings for a combined purchase price of approximately $342.5 million, subject to approximately $218.6 million of project-level financing.

Financings

On October 9, 2012, the Company closed a three-year loan with Wells Fargo Bank, National Association, secured by the Company’s 275 Brannan property, which upon full disbursement, will total $15.0 million. The loan bears interest at LIBOR plus 200 basis points and will mature on October 5, 2015, provided that the Company may extend such maturity for one additional year subject to satisfaction of certain conditions. Proceeds from the loan are expected to be used to fund base building, tenant improvement, and leasing commission costs associated with the renovation and lease-up of this property to Github, as described below.

On October 30, 2012, the Company closed a four-year loan with Wells Fargo Bank, National Association, secured by the Company’s 901 Market Street property, $49.6 million of which was funded at closing, with an additional $11.9 million available to fund base building, tenant improvement, and leasing commission costs associated with the renovation and lease-up of this property. Upon full disbursement, the loan will total $61.5 million. The loan bears interest at LIBOR plus 225 basis points, until such time as the property achieves a trailing six-month 9.0% debt yield, at which time interest is reduced to LIBOR plus 200 basis points. The loan will mature on October 31, 2016, provided that the Company may extend such maturity for one additional year subject to satisfaction of certain conditions.

On November 8, 2012, the Company obtained a $129.0 million ten-year project loan to finance a portion of the acquisition of Pinnacle I. The loan bears interest only for the first five years at an interest rate of 3.954%. Beginning with the payment due December 6, 2017, monthly debt service will include principal payments based on a 30-year amortization schedule. The loan will mature on November 7, 2022.

Offerings (subsequent to quarter end)

On February 12, 2013, the Company completed the public offering of 8,000,000 shares of common stock and the exercise of the underwriters’ over-allotment option to purchase an additional 1,200,000 shares of our common stock at the public offering price of $21.50 per share. Total proceeds from the public offering, after underwriters’ discount, were approximately $189.9 million (before transaction costs). The Company contributed the net proceeds to its operating partnership, which then used $60.0 million of the net proceeds to fully repay the outstanding balance under its unsecured revolving credit facility. The operating partnership intends to use the remaining proceeds to fund development or redevelopment activities, fund potential acquisition opportunities, and for general corporate purposes.

Leasing Activities

On October 10, 2012, the Company signed a lease at its 901 Market Street property with Hotel Tonight, Inc., a leading on-line hotel room reservation company. This new lease encompasses 17,521 square feet for a term of six years and commenced in December 2012.

On October 19, 2012, the Company signed a lease at its 1455 Market Street property with Square, Inc., a leading electronic payment service provider that enables credit card payments through mobile devices. This new lease now encompasses 327,432, including 246,078 square feet of initially committed occupancy and a 81,354 square foot expansion option that the tenant has now exercised. 181,805 square feet is scheduled for commencement in March, 2013, 15,741 square feet is scheduled for commencement in July, 2013, and the remaining 129,886 square feet is scheduled for commencement in early 2014. The lease backfills 238,367 square feet of space currently occupied by the project’s largest tenant.

On December 28, 2012, the Company signed a 54,763-square-foot lease for the entire 275 Brannan Street property located in San Francisco’s South of Market Area (SoMA) with GitHub, a leading provider of web-based hosting services for software development projects. 275 Brannan Street is currently vacant and has been under renovation since the Company acquired the property in September 2011. Commencement of the lease with GitHub is scheduled for early April 2013.

On December 28, 2012, the Company signed a lease at its Rincon Center property in San Francisco with salesforce.com, an enterprise cloud computing leader that helps companies connect with customers, partners and employees through social and mobile cloud technology. The 235,733 square foot lease backfills nearly 190,000 square feet of currently occupied space, including approximately 148,375 square feet occupied by AT&T scheduled to expire on August 31, 2013, and takes an additional approximately 39,738 square feet of currently vacant space. Occupancy under the lease is staged, with 93,028 square feet scheduled for commencement in November 2013, 59,689 square feet scheduled for commencement in May 2014, and the remaining 83,016 square feet scheduled for commencement in August 2014.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the fourth quarter of 2012. Both dividends were paid on December 31, 2012 to stockholders of record on December 20, 2012.

2013 Outlook

The Company is providing full-year 2013 FFO guidance in the range of $0.90 to $0.94 (excluding specified items) per diluted share. This guidance reflects the financing and leasing activity referenced in this release and all previously announced acquisitions, including the anticipated contribution of the Pinnacle II building as described above (but excludes acquisition-related expenses associated with that acquisition). This guidance also reflects the February 2013 common stock offering also describe above. As is always the case, the Company’s guidance does not reflect or attempt to anticipate for any impact to FFO from speculative acquisitions. The full-year 2013 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s fourth quarter 2012 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call today to discuss the results at 1:30 p.m. PST / 4:30 p.m. EST. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 408474. International callers should dial (201) 689-8560 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning March 6, at 4:30 p.m. PST / 7:30 p.m. EST, through March 13, at 8:59 p.m. PST / 11:59 p.m. EST. To access the replay, dial (877) 870-5176 and use passcode 408474. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego and San Francisco. The Company’s portfolio currently consists of approximately 5.5 million square feet, not including undeveloped land that the Company believes can support an additional 2.0 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 14, 2012, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer

(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	December 31, 2012	December 31, 2011
ASSETS	(Unaudited)	Audited
REAL ESTATE ASSETS
Land	$493,211	$368,608
Building and improvements	867,268	601,812
Tenant improvements	79,966	69,021
Furniture and fixtures	11,548	11,536
Property under development	23,962	9,527
Total real estate held for investment	1,475,955	1,060,504
Accumulated depreciation and amortization	(85,184)	(53,329)
Investment in real estate, net	1,390,771	1,007,175
Cash and cash equivalents	18,904	13,705
Restricted cash	14,322	9,521
Accounts receivable, net	12,442	8,963
Notes receivable	4,000	—
Straight-line rent receivables	14,165	10,801
Deferred leasing costs and lease intangibles, net	83,498	84,131
Deferred finance costs, net	8,175	5,079
Interest rate contracts	71	164
Goodwill	8,754	8,754
Prepaid expenses and other assets	4,588	4,498
TOTAL ASSETS	$1,559,690	$1,152,791

LIABILITIES AND EQUITY
Notes payable	$582,085	$399,871
Accounts payable and accrued liabilities	18,833	12,469
Below-market leases	31,560	22,861
Security deposits	6,234	5,651
Prepaid rent	11,281	10,795
TOTAL LIABILITIES	649,993	451,647

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares and 3,500,000 shares outstanding at December 31, 2012 and 2011, respectively	145,000	87,500
Common Stock, $0.01 par value, 490,000,000 authorized, 47,496,732 shares and 33,840,854 shares outstanding at December 31, 2012 and 2011, respectively	475	338
Additional paid-in capital	726,605	552,043
Accumulated other comprehensive loss	(1,287)	(883)
Accumulated deficit	(30,580)	(13,685)
Total Hudson Pacific Properties, Inc. stockholders’ equity	840,213	625,313
Non-controlling interest - members in Consolidated Entities	1,460	—
Non-controlling common units in the Operating Partnership	55,549	63,356
TOTAL EQUITY	897,222	688,669
TOTAL LIABILITIES AND EQUITY	$1,559,690	$1,152,791

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2012	2011	2012	2011
Revenues
Office
Rental	$25,423	$21,058	$93,945	$75,343
Tenant recoveries	6,215	5,979	22,157	22,102
Parking and other	2,818	1,766	9,921	7,763
Total office revenues	34,456	28,803	126,023	105,208

Media & entertainment
Rental	6,267	5,357	23,598	21,617
Tenant recoveries	527	278	1,598	1,539
Other property-related revenue	3,936	2,546	14,733	13,638
Other	58	76	204	187
Total media & entertainment revenues	10,788	8,257	40,133	36,981

Total revenues	45,244	37,060	166,156	142,189

Operating expenses
Office operating expenses	15,401	12,147	53,577	44,740
Media & entertainment operating expenses	6,347	5,373	24,340	22,446
General and administrative	3,675	3,986	16,497	13,038
Depreciation and amortization	17,602	11,637	57,024	44,660
Total operating expenses	43,025	33,143	151,438	124,884

Income from operations	2,219	3,917	14,718	17,305

Other expense (income)
Interest expense	5,094	4,235	19,071	17,480
Interest income	(157)	(6)	(306)	(73)
Acquisition-related expenses	236	932	1,051	1,693
Other expenses (income)	17	74	(92)	443
	5,190	5,235	19,724	19,543

Net loss	$(2,971)	$(1,318)	$(5,006)	$(2,238)

Less: Net income attributable to preferred stock and units	(3,231)	(2,027)	(12,924)	(8,108)
Less: Net income attributable to restricted shares	(69)	(54)	(295)	(231)
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	21	—	21	(803)
Add: Net loss attributable to common units in the Operating Partnership	310	248	1,014	946
Net loss attributable to Hudson Pacific Properties, Inc. common shareholders	$(5,940)	$(3,151)	$(17,190)	$(10,434)
Net loss attributable to common shareholders’ per share — basic and diluted	$(0.13)	$(0.10)	$(0.41)	$(0.35)
Weighted average shares of common stock outstanding — basic and diluted	46,690,196	33,150,491	41,640,691	29,392,920
Dividends declared per common share	$0.125	$0.125	$0.500	$0.500

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$(2,971)	$(1,318)	$(5,006)	$(2,238)
Adjustments:
Depreciation and amortization of real estate assets	17,602	11,637	57,024	44,660
Less: Net income attributable to non-controlling interest in consolidated real estate entities	(17)	—	(17)	(803)
Less: Net income attributable to preferred stock and units	(3,231)	(2,027)	(12,924)	(8,108)
FFO to common shareholders and unit holders	$11,383	$8,292	$39,077	$33,511
Specified items impacting FFO:
Acquisition-related expenses	236	932	1,051	1,693
One-time property tax expenses	—	—	918	—
FFO (excluding specified items) to common shareholders and unit holders	$11,619	$9,224	$41,046	$35,204

Weighted average common shares/units outstanding - diluted	49,679	36,196	44,693	32,466
FFO per common share/unit — diluted	$0.23	$0.23	$0.87	$1.03
FFO (excluding specified items) per common share/unit — diluted	$0.23	$0.25	$0.92	$1.08